FORM 3

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940


1.  Name and Address of Reporting Person*
             Peter Jacobsen
             8700 SW Nimbus Avenue #B
             Beaverton, OR  97008

2.  Date of Event Requiring Statement (Month/Day/Year)
             6/15/98

3.  I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
             N/A

4.  Issuer Name and Ticker or Trading Symbol
             NBG Radio Network, Inc. "NSBD"

5.  Relationship of Reporting Person(s) to Issuer (Check All Applicable)
             /X/    Director
             / /    Officer (give title below)
                           Vice President, Programming
             / /    10% Owner
             / /    Other (specify below)

6.  If Amendment, Date of Original (Month/Day/Year)
             11/18/98

7.  Individual or Joint/Group Filing (Check Applicable Line)
             /X/    Form filed by One Reporting Person
             / /    Form filed by More than One Report Person




Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
4(b)(v).


                                     Table 1 -- Non-Derivative Securities Beneficially Owned

---------------------------------- -------------------------------- ------------------------------- ---------------------------
1. Title of Security (Instr. 4)    2. Amount of Securities          3.  Ownership Form: Direct      4. Nature of Indirect
                                      Beneficially Owned (Instr.        (D) or Indirect (I)            Beneficial Ownership
                                      4)                                (Instr. 5)                     (Instr. 5)
---------------------------------- -------------------------------- ------------------------------- ---------------------------
Common Stock                                   29,000                             D
---------------------------------- -------------------------------- ------------------------------- ---------------------------


Reminder:    Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
5(b)(v).



                         Table II -- Derivative  Securities  Beneficially  Owned (e.g., puts, calls, warrants, options, convertible securities)

------------------------------ ------------------------ ------------------------- -------------- ---------------- --------------
1.Title of Derivative          2. Date Exercisable      3. Title and Amount       4. Conversion  5. Ownership      6. Nature of
  Security (Instr. 4)             and Expiration Date      of Securities             or             Form of           Indirect
                                  (Month/Day/Year)         Underlying                Exercise       Derivative        Beneficial
                                                           Derivative Security       Price of       Security:         Ownership
                                                           (Instr. 4)                Derivative     Direct (D)        (Instr. 5)
                                                                                     Security       or Indirect
                                                                                                    (I)(Instr. 5)
                               ------------ ----------- -------------- ---------  -------------  ----------------  -------------
                               Date         Expiration      Title      Amount or
                               Exercisable  Date                       Number of
                                                                       Shares
------------------------------ ------------ ----------- -------------- --------- --------------- ---------------- --------------
Common Stock Options (Right    6-12-98      6-12-01     Common Stock   20,000        1-5/8              D
to buy)
------------------------------ ------------ ----------- -------------- --------- --------------- ---------------- -------------


Explanation of Reponses:




                                   /s/ Peter Jacobsen                 12/16/99
                                   --------------------------------   ----------
                                   * Signature of Reporting Person       Date